Exhibit 99.1

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                              CCG INVESTOR RELATION

                           Moderator: Louis Silverman
                                November 3, 2004
                                   12:00 pm CT

Operator:               Good afternoon. My name is Cynthia and I will be your
                        conference facilitator today. At this time I would like to welcome everyone to the Quality Systems Second
                        Quarter Fiscal 2005 earnings conference call. All lines have been placed on mute to prevent any background noise.

                        After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2.

                        At this time I would like to turn the call over to Lou Silverman, President and CEO for Quality Systems. Please go ahead sir.

Louis Silverman:        Thank you Cynthia and welcome to Quality Systems' Fiscal
                        2005 Second Quarter conference call. Paul Holt, our CFO,
                        Greg Flynn, Executive V.P. and General Manager of our
                        QSI division, and Pat Cline, President of our NextGen
                        Healthcare Information Systems division will once again join me as presenters and participants on today's call.

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                        Please note that comments made on this call may include
                        statements that are forward-looking within the meaning of the securities laws including without limitation statements related to anticipated industry trends, the company's plans, products, and strategies, projected operating results, and the impact of legal, regulatory, and accounting requirements.

                        Actual events and results may differ materially from our expectations and projections and you should refer to our SEC filings including our Forms 10-K and 10-Q for discussions of the risk factors, management's discussion and analysis, and other information that could impact our actual performance.

                        We undertake no obligation to update our projections or forward-looking statements in the future. And please note that the company's past performance is not necessarily indicative of future performance.

                        For the quarter the company set new revenue and earnings records. In the September quarter revenue totaled $21.2 million, up 20% over the prior year. Fully diluted earnings per share at 56 cents exceeded prior year by 51%. The quarter's top line results were driven by record revenue performance at NextGen. The $17.3 million in revenue attained by the division for the quarter represents a 28% year over year top line increase.

                        The QSI division had quarterly revenue of just under $4 million in the quarter which represented a 6% year over year decline in top line performance for the division.

                        Company wide gross margin was strong at 62-1/2% which was at the high end of our historical band. Operating income at NextGen came in at a record $6.1 million, 58% ahead of prior year performance. QSI divisional operating income declined approximately 12% compared with the prior year.

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                        Operating margins were strong in both divisions for the
                        quarter. NextGen came in at 35% and the QSI division came in at approximately 29%. Company wide SG&A expenses increased materially on both a sequential and year over year basis in the quarter.

                        Our EDI unit set a record at $2.6 million for the quarter. And I will once again remind participants that EDI revenue is reported as part of divisional revenue each quarter. Paul Holt will break out divisional EDI totals as a convenience later in the call.

                        Corporate expenses for the quarter came in at $1.15 million. That represented an 8% year over year decline as well as an 18% sequential increase. Cash and cash equivalents increased to a record $59.5 million during the quarter, up from $54.9 million in the prior quarter and $40.6 million in the prior year.

                        Headcount at quarter end was 356 which taken with the revenue for the quarter generated annualized revenue per employee of $238K. Note that this is not a figure that we use as an internal management or measurement tool. The quarter's revenue per employee figure is, however, relatively consistent with the levels attained in the recent prior quarters.

                        The company held its annual shareholders meeting on September 21, 2004. At that meeting seven directors were elected to our board. Joining returning directors Sheldon Razin and Ahmed Hussein on the board are the following individuals: Bill Botts, Vince Love, Jonathan Javitt, Maurice DeWald, and Steve Plochocki.

                        At its most recent meeting the board elected Sheldon Razin to serve as Board Chairman and additionally the new board members have quickly begun

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                        discussions on many of the items and issues that have
                        been referenced on our prior earnings calls.

                        On the acquisition front our search activity continues. The quantity of firms in our funnel continues to be modest though the quality of opportunities in our funnel represents an improvement over where we've been in the recent past.

                        I'd like to reiterate that as I have mentioned on prior calls, we're not interested in just doing a deal for the sake of doing a deal. We will actively pursue opportunities of strategic significance that also represents a good financial fit for us. Absent those characteristics, we'll remain patient and continue to focus on organic growth.

                        During the September quarter the company participated in the Roth Capital Conference in New York City. And in addition we met with investment professionals in New York on a couple of occasions. The company was named to the Forbes List of America's Best Small Companies for the fourth consecutive year. This year we came in at number 32, up from number 36 on last year's list.

                        In closing my prepared comments for the morning, I'd like to point out that the performance for the company during the quarter continued a series of quarters where our performance has exceeded our internal expectations - at times by a fairly wide margin.

                        I want to again express my thanks to all members of our team for their contributions to the company's results. I also want to clearly point out to current and possibly prospective analysts and investors that while we are extremely pleased with the quarter's performance, there are absolutely no

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                        guarantees that the company or either of its divisions
                        will exceed or even sustain the level of performance turned in during the quarter in future periods.

                        It's possible that the quarter's performance will encourage investors or analysts to set new short, medium, or long term expectations for the company. In response to this possibility please continue to note that we do not give out financial guidance to the investment community and we don't comment on the guidance advanced by members of the financial community.

                        I'll now turn the call over to Paul Holt, our CFO for additional financial details on the quarter.

Paul Holt:              Thanks Lou and hello everyone. We are continuing to see
                        growth in both of our revenue categories, system sales and maintenance and other. Our consolidated system sales rose to $11.6 million, an increase of 16% compared to $10 million in the prior year, while maintenance and other revenues grew 26% to $9.6 million compared to $7.6 million in the prior year.

                        A relatively lower level of hardware and third party software included in our system sales resulted in our consolidated gross profit margin this quarter coming in just above the very high end of our historical range at 62.6%.

                        Total SG&A expense increased by approximately $.6 million to $5.4 million in our second quarter compared to $4.8 million a year ago. The largest contributor to this increase in SG&A expenses was a $.4 million increase in selling related compensation expenses and to our expanded NextGen sales force.

                        NextGen also had a net $.3 million increase in other SG&A expenses which was offset by a $.1 million decline in our general corporate expenses. SG&A

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                        expense as a percentage of revenue this quarter declined
                        to 25.5% compared to 27% in the prior year.

                        R&D expense grew 20% compared to the prior year quarter at $1.8 million compared to $1.5 million a year ago. Most of this increase in R&D expense was related to increased investment in the NextGen division product line.

                        The company's effective income tax rate was higher this quarter at 40.3%. That compares to 39.3% a year ago. Our effective rate this quarter was impacted by a proportionately lower amount of R&D tax credits as well as a slightly higher federal tax rate.

                        In terms of our divisional performance, our NextGen division reported growth in both its software license and implementation revenues which resulted in 16% year over year growth rate in system sales in the division. System sales in the NextGen division rose to $11 million this quarter compared to $9.5 million a year ago.

                        Growth in NextGen's base of installed users drove maintenance and EDI revenue in the division 57% higher than last year at $6.3 million versus $4.0. NextGen maintenance revenue was up 62% from last year at $4.2 million versus $2.6 million a year ago.

                        NextGen EDI revenue grew 108% to $1,361,000 compared to $652,000 a year ago. Operating income in the NextGen division as Lou mentioned was up 58% to $6,065,000. That compares to $3,847,000 a year ago.

                        The QSI dental division reported a year over year decline of 6%, reporting revenue of $3,955,000 compared to $4,190,000 last year. Operating income

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                        for the division was at $1,137,000. EDI revenue in the
                        QSI division was $1,227,000. That compares to $1,339,000 a year ago.

                        Moving on to our balance sheet, our cash grew by approximately $4.6 million this quarter to $59.5 million or $9.26 per share compared to $54.9 million or $8.64 per share at the start of the quarter.

                        Our turnover of accounts receivable measured in DSOs dropped 2 days to 108 days this quarter. That compares to 110 in the prior year. On a sequential basis this DSO number is up 4 days but is still comparatively lower than last year's number. Our DSO by division this quarter was 87 days for the QSI division and 113 for the NextGen division.

                        Deferred revenue now stands at $20.9 million. That's an increase of $1-1/2 million compared to last quarter. Again, for those of you who are tracking this, our non-cash expenses for the quarter breakdown is as follows. $514,000 in amortization of capitalized software -- that breaks down to $58,000 for QSI, $456,000 for NextGen. Depreciation expense totaled $241,000 this quarter -- that's $41,000 for the QSI division and $200,000 for the NextGen division.

                        Our deferred stock option compensation which is also a non-cash expense was $107,000 this quarter and our investing activities were as follows: we invested $489,000 in capitalized software -- that's $44,000 for the QSI division and $445,000 for the NextGen division. We invested $330,000 in fixed assets -- that's $50,000 for the QSI dental division and $280,000 for the NextGen division.

                        I'd like to thank you all for being on this call and your interest in our company and I will now turn things over to Greg Flynn, Executive Vice President and

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                        General Manager of our QSI division, who will provide an
                        update on the QSI division.

Greg Flynn:             Thank you Paul and thank you to everyone on the call for
                        their interest in our company.

                        The numerics of the QSI division have already been covered in detail by Lou and Paul so I won't be redundant. A summary comment: I obviously would have liked to have seen an uptick in revenue rather than our discussed marginal decline. This being said, I am pleased by the QSI division's operating margins and our ongoing strong contributions to the company's profitability.

                        Also of course I am pleased by the EDI growth. As you know, the QSI division staff pursue and process the EDI business for both the QSI and NextGen divisions. I believe that we continue to make significant progress in expanding this fertile area of our business.

                        As I have periodically done in the past on these calls, I'd like to take this opportunity to bring you up to date on some of the new product development initiatives of the division.

                        First is EUI which is our modernized user interface. EUI Software continues to be a popular update with our clients. Our Data Miner Report Writer has also met with continued positive adoption. During the quarter we added many user customizable capabilities to this reporting package. They have been well received.

                        We also expanded the capability and scope of our legacy software packages by incorporating numerous new interfaces to third party entities such as labs

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                        for example. As time passes and as I'm sure Pat would
                        attest as well, it becomes clear that the software that our clients purchase from our company is the corner piece for both their business and clinical management activities.

                        In our dental package, we also added the convenient ability for patient lookup access across the breadth of an enterprise. To bring this down to a practical level, what this means is that a large dental client -- in many instances this represents 50, 100 or more locations -- can now retrieve pertinent patient data at any office for a patient from any other office within their enterprise from another state, region, or in the largest example, nationally.

                        This is a significant barrier to our competition. Previously we had a somewhat cumbersome solution to this. It is now, if you will, a very elegant solution.

                        Lastly, we continue to make enhancements to our CPS package. This is the dental equivalent of electronic medical records. We now allow the viewing of the same chart on multiple workstations simultaneously. It's very important in clients of our size.

                        And this I think is a pretty cool addition. We have incorporated multiple signature technology into our CPS patient forms. Now both the patient and doctor can have their signatures electronically captured on the same form. This HIPPA compliant process even incorporates shape and speed of signature verification for the doctor's signature. This is important for adoption on a broader basis into the electronic realm of dental records.

                        As always, let me comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline remains at $3.9 million. At the QSI division we define our pipeline as sales situations where

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                        QSI is in the final three purchase choices and we
                        believe that the sale will occur within 180 days.

                        In turning the call over to Pat Cline, our President of the NextGen division, I would like to note that the QSI division staff members are proud of the contributions to our company's financial success and our recognition through numerous awards. Pat?

Pat Cline:              Thanks Greg. Hi everybody. During the second quarter
                        NextGen executed agreements with over 50 new customers.
                        Like the prior quarter about 2/3 of these were integrated electronic medical records and practice management systems and the balance of the deals were evenly split between EMR and practice management systems.

                        NextGen's sales force has again increased in size. It's now 32 people including the three inside sales people we discussed on our last call and I think on the previous call. Our pipeline has also increased to about $40 million.

                        Our NextGen Version 5.0 was released for new customers last quarter and for existing customers this quarter. As I mentioned on the last call, we feel that this major new release continues to extend our product's lead over competition integrating rather than interfacing practice management and EMR functions. The new version is live in many practices both large and small and we're converting more customers to this new version every day.

                        The market for our systems, again both electronic medical records and practice management systems continues to be strong. And in closing my prepared comments, I'd like to again thank the NextGen employees for their outstanding performance. And we're ready for questions at this point.

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Operator:               Thank you. At this time I would like to remind everyone,
                        in order to ask a question please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

                        Your first question comes from the line of Wayne Kennemore with First Capital Alliance.

Wayne Kennemore:        Hello and congratulations on a fine quarter. I wanted to
                        find out two things. One, you know, you have an extremely strong cash position and we wanted to find out, you know, if you intend to declare some dividend or have been contemplating it in your future. And the second question had to do with what trends have you seen in terms of booking numbers for NextGen sales. That's all.

Louis Silverman:        Okay, on the second question we haven't commented on
                        bookings and I don't expect we're going to start on this call but certainly appreciate your interest and the inquiry.

                        In terms of our cash position as you can imagine, there are a number of different options that the company has in terms of deploying the cash. And as I alluded to in my prepared comments, the Board of Directors which now has five new board members plus two carryover board members have, I think, begun their initial deliberations on what the priorities might be in terms of deploying that cash and I expect that those deliberations and discussions will continue over the ensuing weeks, perhaps months.

                        So there's nothing absolutely tangible to report at this point in time other than the fact that there is some discussion going on amongst the new board members and film at 11 I guess I'd say.

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Wayne Kennemore:        As a quick follow-up and then I'll be finished, do you
                        have any idea when that process might be completed?

Louis Silverman:        Well I guess I would respond this way. It shouldn't be,
                        in my view, a process that starts and stops but rather it's a process that is a regular part of the board deliberations and hopefully deliberations that include the management team, and I would say that we're off to a good start there as well. So my view is that it's an ongoing discussion as opposed to a stop and start.

Wayne Kennemore:        Thank you.

Operator:               Your next question comes from the line of Andrew Shapiro
                        with Lawndale Capital Management.

Andrew Shapiro:         Hi, good morning. You mentioned I think that Shelly was
                        elected Chairman or re-elected Chairman. I was wondering, who was elected the company's lead independent director?

Louis Silverman:        Andy, I don't believe there was a lead director elected.
                        I believe that ...

Andrew Shapiro:         The board has determined the Shelly is independent?

Louis Silverman:        The board has determined that to the best of my
                        knowledge, yes.

Andrew Shapiro:         Surprising. Secondly, in the company's build up of cash,
                        I believe cash is now 59% of the total assets. What are the factors that create either risks or are addressed with respect to the company being deemed to qualify under the Investment Company Act and thus subjecting the company to incremental regulatory burdens and costs?

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Louis Silverman:        We have certainly alerted our counsel to those issues
                        Andy and we believe at least as far as we know that we are acting appropriately with regards to those risks. And the principal thing that we're doing is we're making sure that the investments that we have made are such that we are not investing in things that get us termed an investment company basically.

Andrew Shapiro:         So those investment equivalents then generate lower,
                        they in effect generate lower returns that what you'd otherwise be able to invest cash in, is that right?

Louis Silverman:        Well, there's some - a lot of assumptions in your
                        statement so I'll let you draw whatever conclusions you want from that. But certainly we are investing in things that don't count as investments. So if you were to believe that gave us lower yield, some would say they're more conservative investments. It's really in how you want to look at it.

Andrew Shapiro:         Well, I mean, 59% of the balance sheet, obviously it's a
                        concern. Operational question here, there was a very nice improvement in the gross margin levels. I'm trying to assess the recurring nature of such higher gross margins.

                        I wanted to get a handle on was there as Pat has used the term in the past, an elephant sale or two this quarter? Was there a large preponderance of software relative to your fluctuating mix of software and hardware that does occur in a given quarters?

Louis Silverman:        As we've mentioned Andy on many, many calls to date,
                        there is - there can be significant fluctuations between hardware and software and I think this quarter was a good example of a quarter where hardware was relatively lower than it has been in other quarters. So that was a significant driver of the improved gross margin.

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Andrew Shapiro:         So it wasn't any substantial software sale. Was it the
                        function of - were there some substantial software sales or a function more there was just less hardware sales?

Patrick Cline:          This is Pat. I don't think there was any one particular
                        deal in the quarter or a set of a couple of deals that were what I'd call abnormal for us. I think it may be more of a function of the evolution of the market and the fact that many of our customers have matured their IT knowledge to the point where they feel comfortable buying hardware elsewhere. And I think that's just an ongoing thing that we'll see.

                        That's not a statement that these margins or proportions of hardware or software will absolutely continue, but I think to get to the root of your question there wasn't anything that I would see as a big anomaly during the quarter.

Andrew Shapiro:         Okay and the other observation or operational question
                        and I'll back out of the queue is if you could speak to the declining rate of growth in the NextGen division which over the last four quarters now on a trailing
                        12-month basis is coming down.

                        The business is growing fabulously so the nature of my question is, is there increased competition occurring? Is it that the company's gotten to a now amassed size that it's in the life cycle of rapidly growing companies? You're moving up the life cycle where the growth curve is diminishing?

                        What are your comments on this is an observable trailing 12-month trend now for a while. Growth is great but I'm just trying to understand if it's competition, a maxing within the market, etc., or your size that's creating the declining rate of growth.

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Patrick Cline:          This is Pat again. The answer is probably made up of a
                        lot of different things. Part of that might be related to your prior question. For example I think I can grow revenues quite a bit faster if I could put focus on selling hardware, but I don't think that's the right thing to do.

                        I think it's more appropriate to focus on the margins and the profit and I think you'll see very handsome gains on a percentage year over year, quarter over quarter basis in the things that matter to our shareholders.

                        I think it's also as you probably know more difficult to grow a company with many hundreds of employees than it is to grow a company with 50 employees. It's very difficult to add, you know, 100 people in a quarter to manage the kind of business that may or may not be possible out there should we just forsake the other areas of our business and focus on increasing revenue.

                        We need to make sure as we grow revenue and as we focus on profits that we maintain a very high level of customer satisfaction, so it's a real balancing act.

Andrew Shapiro:         Great, well thank you and great job this quarter.

Patrick Cline:          Thank you very much.

Operator:               Your next question comes from the line of Mike Crawford
                        with B. Riley.

Mike Crawford:          Great, Pat, could you talk a little bit more about what
                        you think the penetration is of your target market for EMR and integrated with practice management? I think in the past you talked about it maybe being 15% to 20% penetrated. I don't know if that perception has changed at all.

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Patrick Cline:          No, that perception hasn't changed. I think it's right
                        in that neighborhood. And as we've discussed, a lot of the answer depends on what you call an electronic medical record and whether you're including component technologies like e-prescribing or scanning and digitizing documents or those kinds of things.

                        But if you were to define an EMR as something that a practice uses to get rid of all of its paper and do all the patient documentation electronically and maintain all of that information electronically, I think probably the number is closer to 10%.

Mike Crawford:          And then if the - if a deal comes down to you and one or
                        two others, who are the companies - are the products that you're most likely or most often bumping up against these days?

Patrick Cline:          That's a very good question to which I don't have a good
                        answer. A lot of that depends on the area of the country and the size of the practice. We continue to see for example Epic at the very high end, GE and A4 at the low end, AllScripts, Medical Manager and Misys kind of in the mid-tier.

                        Part of that also depends on the incumbent system, if it tends to be a Medical Manager practice, and that is a practice that has a Medical Manager product, then we might see Medical Manager in there talking to the practice about their electronic health records system. Or if it's an IDX customer we might see AllScripts in there. But the answer is it really depends. There hasn't been any major change in the competitive landscape from the last call.

Mike Crawford:          Okay, what about (Athena) Health. Do you run into them
                        at all?

Patrick Cline:          Very infrequently.

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Mike Crawford:          Okay good, thank you.

Operator:               Your next question comes from the line of Gene
                        Mannheimer with Roth Capital Partners.

Gene Mannheimer:        Hi, very nice quarter guys.

Patrick Cline:          Thank you.

Man:                    Thanks.

Gene Mannheimer:        Pat, you refer to component technologies like
                        e-prescribing. Can you just elaborate on what role e-prescribing plays in your total EMR strategy perhaps in light of your PDA product or can you speak to number of e-prescribing transactions that your system has generated?

Patrick Cline:          We have e-prescribing capabilities as part of the
                        NextGen EMR. We have not elected to date to break those out and create what I might refer to as an e-prescribing product or that component technology to be sold on a stand-alone basis.

                        To date I haven't been or we haven't been comfortable with the business model, the pricing points, and revenue basis involved with that. But we're very proud of the e-prescribing features and technology that's built into the more comprehensive package that we market.

Gene Mannheimer:        Okay so you don't track at this time a number of
                        e-prescribing transactions for example?

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Patrick Cline:          No we don't, across our entire customer base we don't.
                        We would have to get into mining the data within our practices since those transactions would not flow through our central servers here. We'd have to get into dialing into our customers' systems or connecting to our customers' systems and taking a look at those things.

                        We have done that with a few customers here and there as we did a study about a year ago. We found for example at one customer in New York, I think we estimated 230,000 prescriptions out of that particular practice in a 12-month period based on their utilization of the system.

                        And of course we have many, many hundreds of customers. So you might take a reasonable guess but the bottom line is I don't know that answer.

Gene Mannheimer:        Do you know approximately what percent of your customer
                        base uses electronic prescribing?

Patrick Cline:          This will also be a guess, but I'm going to guess at 3/4
                        of them.

Gene Mannheimer:        Okay, thanks Pat. And to switch gears a little bit, back
                        to the gross margin question. And I know you don't give guidance, but do you - could you break out for me the gross margin on system sales versus services?

Paul Holt:              I don't think we're going to do that at this time Gene,
                        but we might contemplate that in the future. Stay tuned.

Gene Mannheimer:        Okay. Does it make sense then, you know, as your NextGen
                        user base grows, maintenance revenue obviously increases. So to the extent that gross margin is higher then we can see - we might be able to see a trend, an upward trend in gross margin.

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Louis Silverman:        We're working on some potential changes in that area
                        Gene, and so as Paul said, stay tuned.

Gene Mannheimer:        Okay, thank you.

Operator:               Again, to ask a question, please press star then the
                        number 1 on your telephone keypad.

                        Your next question comes from the line of Brandon Osten with Sprott Securities.

Brandon Osten:          Hey guys, how you doing?

Patrick Cline:          Terrific.

Brandon Osten:          Just I missed the first bit of the call so excuse me if
                        I'm sort of repeating stuff that you guys have already talked about. Last quarter you guys referred to a large potential deal for the QSI division. Is that still on the table or is it gone or was it lost competitively or no comment?

Greg Flynn:             Actually I'll comment. This is Greg. The test pilots
                        have been concluded. We're expecting first calendar quarter of next year to know the results. Other than that it would be inappropriate for me to comment on where we're at.

Brandon Osten:          Do you know how many people are still in the running to
                        win that?

Greg Flynn:             There were three competitive vendors involved, ourselves
                        being one of the three.

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Brandon Osten:          And is this being bandied about as an all or nothing, or
                        is there a chance it will get split between two guys or something?

Greg Flynn:             Both of the above named possibilities I think exist.

Brandon Osten:          Okay.

Greg Flynn:             Some of that is speculation on my part.

Brandon Osten:          Great, okay. In terms of new customers in the quarter,
                        how many net new customers were there for NextGen?

Patrick Cline:          Over 50.

Brandon Osten:          Sorry? Okay, what were the total deals then?

Patrick Cline:          I think the total deals were in the neighborhood of 60.

Brandon Osten:          Okay, so we say over 50 and that leads nicely into my
                        next question actually. The small practice initiatives, you had two, you said that was going to be okay for a while and I understand you've got like three or four now. Like is that a big part of the new customer build there?

Patrick Cline:          Are you talking about number of reps or number of
                        customers?

Brandon Osten:          Yeah, number of customers.

Patrick Cline:          I would say that we've got a fair number of small
                        practice customers. It has not been a focus of our company with respect to where we've spent our

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                        marketing dollars in the past, but we've always had
                        terrific products for the smaller customers.

                        We feel that since the small practices comprise about 80% of the market space, that it's a market that we don't want to ignore so we have been putting things in place like the inside sales force that I talked about on the last call and the call prior, those kinds of things.

                        So yes, it's a market that we're paying attention to. I think I'd like to look forward to increased penetration in that market space provided that margins can remain healthy.

Brandon Osten:          And you talk about the inside sales force, how many
                        people do you have doing that right now?

Patrick Cline:          We have three right now.

Brandon Osten:          Three, okay. And what - how is the average deal size
                        coming in on the smaller practice front?

Patrick Cline:          I don't have that number in front of me. Anecdotally the
                        deals that I've seen come through range anywhere from $30,000 or $40,000 up to the hundred range.

Brandon Osten:          Okay and that's the largest amount of new customers that
                        I have you guys signing on in a quarter since I started following you like a year and a half ago. Like sort of what's driving that exactly?

Patrick Cline:          Well I think there are a lot of drivers. Part of it is
                        the selling model and bringing on a few of these inside reps who have built their initial pipelines.

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                        So there were a few smaller system sales made in the
                        quarter. But a lot of it has to do with the business and the industry itself. There are all kinds of drivers, government drivers and industry drivers and pay-for-performance programs.

                        The bottom line is everyone's interested in improving the quality of healthcare and everyone's interested in lowering the cost of healthcare and most everyone believes that these kinds of systems are key to that. So a lot of it has to do with the market, the sales model, and our ability to manage through it.

Brandon Osten:          What is the largest deal you guys just signed in the
                        quarter, like roughly?

Louis Silverman:        Brandon, we really haven't gone into metrics on that and
                        I think we'll continue to stay in that mode.

Brandon Osten:          Okay. In terms of the pay-for-performance that you
                        talked about, what's the trend there? I mean, I keep hearing more about Medicare coming in and paying, you know, a little extra based on the Medicare, Medicaid paying extra based on electronic records versus non-electronic records and insurance companies saying the same thing. Are you seeing any trends there that either, those initiatives or the temperature on that picking up or slowing down?

Patrick Cline:          I would say the temperature is picking up though I have
                        no idea whether or not Medicare or various Medicaid programs or private payers will put those kinds of programs in place. Thus far, as far as I know, there is not a federal budget to be able to do that though the government is moving forward with a number of initiatives.

                        We do see some of the private sector payors instituting pay-for-performance programs, not necessarily just being tied to the implementation of an

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                        electronic system, but programs that are most easily met
                        with electronic systems and virtually impossible to meet in some cases with manual systems.

                        So the temperature is picking up. There are a lot of drivers relative to pay-for-performance. All kinds of different models in different areas of the country and even payor by payor.

Brandon Osten:          Okay and every now and then I sort of hear about, you
                        know, region XYZ or city XYZ or state XYZ dedicates, you know, $200 million to electronic medical records. You know, they're somewhat blanket statements but how does stuff like that get allocated when you hear that it's sort of a state initiative? You know, how do you guys get involved in that process?

Patrick Cline:          Well again it depends on the state, it depends on the
                        initiative. Sometimes they're private initiatives, sometimes they're large groups of practices that get together and put something in place that they're calling a statewide initiative, large IPAs or those kinds of things.

                        Some of them happen to be government grants smaller than the kind of number that you threw around. But it kind of depends on the area. Once again, the bottom line is there is a lot of activity in that regard picking up.

Brandon Osten:          Okay, last couple of questions here. In terms of, you
                        know, the pickup on the various modules that come along with the EMR system, you know, how - I guess what I'm really looking for is how many - how are you guys doing in terms of further penetration of the existing customer base? Like are you seeing expansions in deployments that you guys might have seen an initial order for last year, stuff like that?

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Patrick Cline:          Yes we are, absolutely. We're seeing customers that
                        purchase either EMR or EPM later coming along and adding the other products because they feel that we've done a good job for them implementing and supporting the initial modules. We see people that purchase perhaps EMR and come along and add our imaging modules or those types of things. And the trends are all good.

Brandon Osten:          Okay and then last question just so I can get my two
                        bits in on the gross margin question, the - okay, so 63% and the suggestion there is people have said is that more software relative to hardware. You know, if I sort of equalize that to your target 60% gross margins and take into account that your salespeople are primarily selling software, you know, the stated year over year growth is, you know, 17 - or I'm sorry, is 28%.

                        But if I were to look at software alone and, you know, it's very hypothetical because I know you guys don't break it out in that much detail for us. But, you know, would you guys - like my number says like 37% growth. Would you guys feel that software and services and maintenance alone, like if I took out the hardware revenues that the NextGen growth rate would probably be somewhere closer to the high 30s? Does that make sense to you?

Lou Silverman:          Your methodology is logical but we are not going to
                        comment on the end result of your analysis. But it certainly to me appears to be a logical way to try to look at the business.

Brandon Osten:          Okay great, thanks guys. Good quarter.

Men:                    Thank you.

Operator:               Your next question comes from the line of Neal Bradsher
                        with Broadwood Capital.

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Neal Bradsher:          Yeah, I add my congratulations on a great quarter. My
                        first question just is very close to the one just asked and that is were hardware revenues at NextGen down year over year?

Lou Silverman:          We, I don't believe, haven't broken out hardware each
                        quarter and so again, we are looking at enhanced granularity in terms of how we present our numbers, but I'd like to have us get all the way through that process before we start blazing new ground on calls like this.

Neal Bradsher:          Okay, I'm not asking for a specific number, this is a
                        purely qualitative question.

Paul Holt:              I believe that qualitatively that is true.

Neal Bradsher:          Okay so hardware down year over year at NextGen, okay. I
                        won't ask for any more detail on that and I'll await further disclosure decisions on your part.

                        On another topic which was potential policy changes as a result of the Board change, the company is one of the few with the kind of track record that it has that provides no guidance whatsoever regarding future prospects. And I understand the reason that's been the case in the past and I think many companies probably provide more guidance than they should.

                        But your business seems to have become far more predictable over time for a variety of reasons including the fact that you've got substantial margins. You now have a bigger percentage of your business that's from maintenance and service and so forth.

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                        So is the issue of guidance one of the topics that you
                        were referring to Lou when you mentioned earlier that the Board will consider issues that have been brought up on past conference calls since this is one of the issues that's been brought up?

Louis Silverman:        That was not one of the issues that I was referring to
                        and as regards to my own thoughts on the process, I continue to be comfortable with not providing guidance.
                        That's not to say that this topic couldn't come up or wouldn't come up from the Board at a future date, but at this point in time they're busy on some other discussion topics and that's not one of the ones that's in the top ten, I don't think.

Neal Bradsher:          Okay. It seems to me it's sort of a tough call actually.
                        I'm not sure you should go as far as a lot of companies go but I just wanted to see if that's an issue.

                        And then in terms of another potential policy change, you've repeatedly said that the principal reason the company hasn't made any acquisitions has been the lack of interesting acquisitions out there and I think you reiterated that earlier on this call. But would a change in the Board's focus on this create a greater focus on the part of management that might result in a greater likelihood of a deal or is that really not a relevant factor?

Louis Silverman:        Just to qualify or reiterate what I said earlier, I did
                        mention that while the quantity of prospects in our funnel remain modest the quality was a little bit better than it has been for some time. So that's just part one of my response to your question.

                        I think it is fair to say that while we're in the early stages of the board going down its learning curve and understanding our operating environment and

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                        discussing what to do with our cash. I think it's fair
                        to say, although it's very early to draw any conclusions from this, I think, that the new board members in general are at a very early stage in their tenure with the company and do have a pretty high level of interest in thoroughly exploring acquisition opportunities.

                        That's not to say that anybody has committed to doing deals at all costs, but I do think from my early interactions particularly with the new board members that will be a topic of frequent discussion in the near term.

Neal Bradsher:          Okay, so what about the aspect of whether or not this
                        has been a constraint? You're saying that there's going to be more push for it from the board. Has it been a constraint in your opinion in the past?

Louis Silverman:        I think it would be unfair to say that there was a
                        constraint in the past, other than our working hard to deliver good results to our customers and our shareholders. Our acquisition searches have been a part of our activity for longer than people probably care to remember or discuss.

                        But, I think that at the end of the day I think it would be inaccurate to say that there was a huge constraint placed in front of us in the past. The biggest constraint I think has been trying to figure out deals that are both strategically interesting and financially appropriate. And those deals are fewer and further between, at least in my view, than people might like to imagine.

Neal Bradsher:          You just referred to the issue of criteria which was my
                        next question. What are roughly your top three or four criteria for an acquisition?

Louis Silverman:        Yes, I'd like to defer that Neal to a later discussion.
                        That's a topic that I know is going to be part of my future discussions with the board. And rather than

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                        front run that discussion on this call I'd rather give
                        the new board members the courtesy of a thorough discussion and then be able to answer your question a little bit better down the road.

Neal Bradsher:          That's very reasonable and appropriate and I appreciate
                        that. My last question is for Pat. Pat, I guess if I look at the growth of NextGen and normalize for hardware fluctuations, it seems to me that you guys continue to grow pretty steadily at a pretty nice rate. And so at the same time everyone recognizes the long term opportunity is big. You mentioned the very low penetration levels earlier.

                        What do you worry about? That's my question. What do are the primary issues that you're looking at in terms of executing to over say the next two or three years take advantage of what could be the ability to build a much larger business?

Patrick Cline:          First let me say that's a very good question. And with
                        that behind me I would say that customer service and our ability to deliver high quality and the best support in the business is and will remain a challenge. We are constantly balancing resource demands, demands to spend money internally let's say against the needs to grow profits and deliver handsome return to our shareholders.
                        So walking that fine line is something that is a challenge and it's something that we spend a lot of time thinking about.

                        Another challenge is staying ahead of our competitors. We think we've done a great job in that area. We think we're going to continue. But it's not easy. We think if we stay ahead of our competition with regard to product and we continue to deliver terrific customer service that a lot of the rest will fall into place.

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                        We also spend time thinking about how we can move from
                        selling 50 systems or 60 systems in a quarter to selling 250 systems in a quarter should we be so lucky as to have to face that. And so we think about new, innovative ways of delivering product and supporting product and implementing product and training our customers and those sorts of things. There's never a want for something to do around here.

Neal Bradsher:          Just to clarify, it sounds as though essentially you're
                        discussing execution and managing growth issues as opposed to market interruption or competitive issues. Is that right?

Patrick Cline:          At this point I would say that's a good characterization
                        of what I'm telling you. I don't have market issues or competitors keeping me awake at night.

Neal Bradsher:          Great, okay. Thanks very much and again, congratulations
                        to all of you.

Men:                    Thank you.

Operator:               You have a follow-up question from the line of Wayne
                        Kennemore with First Capital Alliance.

Wayne Kennemore:        Hello, thank you for taking my follow-up question. This
                        is a kind of qualitative question. I mean, obviously
                        NextGen is a, you know, best in breed EMR that - and you're neck and neck with Epic and AllScripts who make similarly high quality products.

                        So to me it seems like given the general acceptance of EMRs as the future part of quality healthcare, from a marketing standpoint, how are you persuading prospects to purchase your system? From a marketing standpoint what do you

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                        do to convince your potential customers that NextGen is
                        the system that they need to use rather than those offered by your competition?

Patrick Cline:          Another very good question. I would first have to differ
                        with your assumption that we're neck and neck with other companies and I don't want to beat on one competitor or another or necessarily mention one or cite one. But I do feel that our products are way out in front of most of our competition.

Wayne Kennemore:        Fair enough.

Patrick Cline:          Part of our job is to make sure that the prospects and
                        customers understand that. Another thing that we are struggling with is some of our newer competitors and frankly a couple of the competitors that aren't so new tend to sometimes write checks that are difficult for them to cash. There are companies that are bent on winning a sale at almost seemingly to me at whatever the cost.

                        And on one side I have to hand it to them because they like to win and they don't like to lose. On the other hand to the extent that they can't deliver on their promises, you know, it's bad for not only the customer in that way but it's bad for the industry in general.

                        And again, I'm not necessarily tying this to the companies that you mentioned but more competition in general to try and again give you a little texture to the question.

Wayne Kennemore:        Okay.

Operator:               Your next follow-up question comes from the line of
                        Brandon Osten with Sprott Securities.

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Brandon Osten:          Hi guys. I was just going through some of the numbers
                        you mentioned earlier on the call. First of all Paul, did you talk about the capitalized R&D and the amortized R&D?

Paul Holt:              Yes I did.

Brandon Osten:          Oh I'm sorry, can you just repeat that number for me?

Paul Holt:              Yes, we amortized $514,000 in cap software and we had
                        $241,000 in depreciation expense. We capitalized
                        $489,000.

Brandon Osten:          Okay, so capitalization was below amortization.

Paul Holt:              Yes.

Brandon Osten:          Okay, the other question, EDI revenue in NextGen, $1.8
                        million? Is that the right number?

Paul Holt:              No, it was closer to $1.4 million.

Brandon Osten:          Okay, $1.4 million. All right, I'm good. What was the
                        EDI in QSI then?

Paul Holt:              EDI in QSI was around $1.2 million.

Brandon Osten:          Okay great, thanks guys.

Operator:               At this time there are no further questions. Mr.
                        Silverman, are there any closing remarks?

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Louis Silverman:        Yes. I'd like to thank everyone for their interest and
                        participation on the call and would also like to remind people as we've put out on our most recent two earnings related releases that beginning next quarter we will move our earnings releases and earnings calls to after the market close. So that's just a heads up, next quarter and thereafter the releases will be coming after the close along with our earnings call.

                        Again, I'd like to thank everyone for their participation.

Operator:               Thank you for participating in today's Quality Systems
                        Second Quarter Fiscal 2005 Earnings conference call. You may now disconnect.

                                       END